EXHIBIT 14
CODE OF BUSINESS CONDUCT

Our Code applies to every director, officer (including our Chief Executive Officer and Chief Financial Officer), and all employees of True North Energy Corporation. The term employee includes any individual that is paid by the True North Energy.

Introduction - Making Ethical Decisions

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, we have established True North Energy Code of Business Conduct.

This Code sets out the Corporation’s commitment to maintaining high standards of professional and ethical conduct in all our relations with investors, employees, suppliers and the public.

The Corporation is a reflection of the people who work in it and our reputation depends upon the behavior of each individual.

Our Code strives to deter wrongdoing and promote the following objectives:

•	Honest and ethical conduct;
•	Avoidance of conflicts of interest;
•	Full, fair, accurate, timely and transparent disclosure;
•	Compliance with the applicable government and self-regulatory organization laws, rules and regulations;
•	Prompt internal reporting of Code violations; and
•	Accountability for compliance with the Code.

This Code is an attempt to point all of us at True North Energy in the right direction. But, no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities.

We must always ask:

•	Does it feel right?
•	Is this action ethical in every way?
•	Is this action in compliance with the law?
•	Could my actions create an appearance of impropriety?
•	Am I trying to fool anyone, including myself, about the propriety of this action?

1. Compliance with the Code
i) Accountability for Compliance with the Code
True North Energy expects each of the Company s directors, officers and employees to:

Understand the requirements of your position including Company expectations and governmental rules and regulations that apply to your position.
Comply with this Code and all applicable laws, rules and regulations.
Report any violation of this Code immediately you become aware.
Be accountable for complying with the Code.

If there is a conflict between this Code and any Company specific procedure you should consult the Corporate Counsel for guidance.

ii) Amendments and Modifications of this Code
There shall be no amendment or modification to this Code except by a vote of the Board of Directors that will ascertain whether an amendment or modification is appropriate. In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification notices shall be posted on the Company s website within or shall be otherwise disclosed as required by applicable law. Notices shall be retained in the Company s files as required by law.

iii) Discipline for Noncompliance with this Code
Disciplinary actions for violations of this Code of Business Conduct and Ethics can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

iv) Waivers
There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances.

In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website or shall be otherwise disclosed as required by applicable law. Notices posted on our website shall remain there and shall be retained in our files as required by law.

A waiver for a specific event arising under the Conflicts of Interest section of this Code may be granted to an employee that is not a director or officer on the approval of two of the following officers: the CEO and the Corporate Counsel. No other waivers of this Code are permitted.

2. Diversity, Equal Opportunity and Respect in the Workplace
i) Relations Among Employees
We function as a team. Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers. Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of True North Energy s success is the teamwork of its directors, officers and employees. We must each respect the rights of others while working as a team to fulfill our objectives. To best function as part of a team, you must be trustworthy and dedicated to high standards of performance.

To facilitate respect and contribution among employees, we have committed to abide by the following:

•	To hire, pay and assign work on the basis of qualifications and performance.
•	Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran s status, marital status, disability or any other legally protected status.
•	To attract and retain a highly talented workforce.
•	To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top.
•	To prohibit any sexual, physical, verbal or any other kind of harassment by others while an employee is on the job.
•	To make the safety and security of our employees while at Company facilities a priority.
•	To recognize and reward additional effort that is beyond our expectations.
•	To respect all workers rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

ii) Fair Dealing with Others
No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

3. Environment, Health and Safety
i) Environment, Health and Safety
True North Energy is committed to managing and operating all our assets in a manner that is protective of human health and safety and the environment. We will comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with all company policies, programs, standards and procedures.

ii) Prohibited Substances
We prohibit the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by an Executive Officer of the Company.

The Company also prohibits you from reporting to work while under the influence of alcohol or illegal drugs.

4. Financial Integrity and Accurate Company Records
i) Accounting Policies
True North Energy will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of our Company.
All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account.

You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (SEC ).

ii) Compliance with Laws, Rules and Regulations
True North Energy s goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with management and management should seek advice from Corporate Counsel. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

iii) Disclosure Policies and Controls
The continuing excellence of the Company s reputation is dependent upon our full and complete disclosure of important information about the Company that is used in the securities marketplace.

Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many people and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Company shall disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate.

The Company requires you to participate in the disclosure process, which is overseen by the CEO and CFO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

iv) Filing of Government Reports
Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

5. Conflict of Interest
i) Conflicts of Interest
Conflicts of interest can arise in virtually every area of our operations. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest. We must each make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Here are some examples of conflicts of interest:

Family Members.  Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. Doing business for the Company with organizations where your family members are employed or which are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. For purposes of the Code family members includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors. Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us. Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use True North Energy advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

•	reduces work efficiency;
•	interferes with your ability to act conscientiously in our best interest; or
•	requires you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform CEO of any outside employment, including the employer’s name and expected work hours.

Mineral interest in properties. Any interest held by you or any of your family members residing in your household in oil, gas or coal properties, royalties or other mineral interests, or interests in companies either owning mineral interests or providing services or materials to the Company must be disclosed in writing.

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Corporate Counsel or the Chief Executive Officer. Officers should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Corporate Counsel or to the Chief Executive Officer. Directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Corporate Counsel.

ii) Corporate Opportunities and Use and Protection of Company Assets
You are prohibited from:
•	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;
•	using Company property, information or position for personal gain; or
•	competing with the Company.

You have a duty to True North Energy to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment.

You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that customers or others have entrusted to your custody.

Company assets must be used only for proper purposes. Company property should not be misused. Company property shall not be sold, loaned or given away regardless of condition or value, without proper authorization.

Each director, officer and employee should protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability.

All of our assets should be used only for legitimate business purposes.

6. Obligation to Competitors and Regulators
i) Anti-boycott and U.S. Sanctions Laws
We must comply with anti-boycott laws, which prohibit True North Energy from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If you receive such a request, report it to the CEO. We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws. For more information on these laws contact the Corporate Counsel

ii) Antitrust and Fair Competition Laws
The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for the individual involved and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the Corporate Counsel.

Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, you should consult with the Corporate Counsel.

The following scenarios are prohibited for antitrust or anti-competition reasons:

•
Proposals or execution of any agreements or understanding express or implied, formal or informal, written or oral with any competitor regarding any aspect of competition between True North Energy and the competitor for sales to third parties.

•	Proposals or execution of any agreements or understanding with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party.
•	Proposals or execution of any agreements or understanding with suppliers which restrict the price or other terms at which True North Energy may resell or lease any product or service to a third party.

The following business arrangements could raise anti-competition or antitrust law issues. Before entering into them, you must consult with the Corporate Counsel:

•	Exclusive arrangements for the purchase or sale of products or services.
•	Bundling of goods and services.
•	Technology licensing agreements that restrict the freedom of the licensee or licensor.
•	Agreements to add True North Energy employee to another entity’s Board of Directors.

iii) Bribery
You are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties.

When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, then it should be reported to the CEO or the Corporate Counsel.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

iv) Foreign Corrupt Practices Act
The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

You and our agents are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.

For more information on the Foreign Corrupt Practices Act, please consult Corporate Counsel.

7. Computer Systems
i) Computer and Information Systems
For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner.

As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail.

8. Safeguarding Important Information
i) Confidential and Proprietary Information
It is True North Energy’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed.

Confidential and proprietary information about True North Energy or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to us as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company s business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations and business methods or practices.

The following are examples of information that is not considered confidential:

•	Information that is in the public domain to the extent such information is readily available;

•	Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee;
•	Information you receive from a party, which is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding True North Energy or our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage.

You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by the director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

ii) Intellectual Property: Patents, Copyrights and Trademarks
Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during the course of your employment shall be the sole property of True North Energy. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to designs, materials, compositions of matter, machines, manufactures, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company.

Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Works of authorship including literary works such as books, articles, and computer programs; musical works, including any accompanying words; dramatic works, including any accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; and architectural works are protected by United States and foreign copyright law as soon as they are reduced to a tangible medium perceptible by humans with or without the aid of a machine. A work does NOT have to bear a copyright notice in order to be protected and without the copyright owner s permission, no one may make copies of the work, create derivative works, distribute the work, perform the work publicly, or display the work publicly.

Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content you generally only have the legal right to view the content.

If you are unclear as to the application of this Intellectual Property Policy or if questions arise, please consult with Corporate Counsel.

iii) Confidential Information Belonging to Others
You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information.

However, certain restrictions about the information of others may place an unfair burden on True North Energy s future business. For that reason, directors, officers and employees should coordinate with the Corporate Counsel to ensure appropriate agreements are in place prior to receiving any confidential third-party information. These agreements must reflect a balance between the value of the information received and the logistical and financial costs involved in both maintaining confidentiality of the information and also limiting True North Energy s business opportunities.

In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by True North Energy. Unsolicited confidential information submitted to True North Energy should be refused, returned to the sender where possible and deleted, if received via the Internet.

iv) Insider Trading or Stock Tipping
Directors, officers and employees who are aware of material, nonpublic information (an insider) from or about the Company, are not permitted, directly or through family members or other persons or entities, to:

Buy or sell securities (or derivatives relating to such securities) of True North Energy, or Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends. Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, including penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, including jail time.

Examples of information that may be considered material, non-public information in some circumstances are:

•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations.
•	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.
•	An undisclosed increase or decrease in dividends on the Company s common stock.
•	Undisclosed major regulatory changes.
•	Undisclosed major management changes.
•	Undisclosed information as to results of significant drilling and exploration activity.
•	A substantial contract award or termination that has not been publicly disclosed.
•	A major lawsuit or claim that has not been publicly disclosed.
•	The gain or loss of a significant customer or supplier that has not been publicly disclosed.
•	An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary.
•	Information that is considered confidential.
•	Any other undisclosed information that could affect our stock price.

Another Company s Securities.  The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with True North Energy.

Trades Following Disclosure.  When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information.

v) Record Retention
At this time the Company does not have a formalized document retention policies to systematically establish retention periods for records created or received in the normal course of business. Until such a policy is put in place, all employees are responsible to keep and maintain all records.

A record is information, regardless of physical format, which has been created or received in the transaction of the Company s business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destruction or alteration of documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

No destruction of any documents or records is permitted. Should an accidental destruction of a document or a record occur, you must consult Corporate Counsel. You are required to review, follow and abide by the terms of this part of the Code.

9. Interaction with the Public
i) Political Contributions
You shall refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations.

We may occasionally express our views on local and national issues that affect our operations. In such cases, the Corporation’s funds and resources may be used, but only when permitted by law. Company contributions or expenditures in connection with election campaigns will be permitted where allowed by federal, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process. We believe that individual participation is a continuing responsibility of those who live in a free state.

ii) Investor Relations
It is very important that the information disseminated about the Company be both accurate and consistent. The Investor Relations department is responsible for the Company’s internal and external communications and will at all times adhere to the Code.

The Investor Relations department is responsible for public communications with stockholders, analysts and other interested members of the financial community. The Investor Relations is responsible for our marketing and advertising activities and communication with employees, the media, local communities and government officials. The Investor Relations serves as the spokesperson in routine business and operational situations.

In some cases where information about a non-routine business or operational issue should become available to the media before someone from the Company Executive has had an opportunity to address the issue, Investor Relations personnel, who have been trained, are authorized to speak for us until someone from the Company Executive is available to handle media inquiries.

10. Reporting Violations
i) Reporting of Code Violations
You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with the Company CEO. However, if you are not comfortable bringing the matter up with the CEO, or do not believe the CEO has dealt with the matter properly, then you should raise the matter with the Corporate Counsel. The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the Corporate Counsel.

If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures.

ii) Anonymous Reporting
If you wish to report a suspected violation of this Code, disclosures may be made anonymously and directly to the CEO via web form email, or by telephone Hotline to an independent third party. To access the anonymous reporting system simply go to the Corporation’s website www.tnecorp.com and click on Corporate Responsibility. There is a link provided on that page to “Anonymous Reporting - Code of Conduct”. Your completed form will be e-mailed anonymously to the CEO. You may also call the telephone number displayed on the page and marked “Anonymous Reporting Telephone Hotline - Code of Conduct” and leave a voicemail message. All voicemail messages will be accessible only by the CEO. True North Energy will not disclose the identity of any employee who reports a violation of this Code without his or her permission, unless disclosure is unavoidable during an investigation.

iii) Non-Retaliation for Reporting
In no event will we take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against an employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

11. Integrity - Words and Action

Our Value Proposition
The primary objective of the Company is to efficiently, profitably and responsibly explore for, develop and produce hydrocarbons.

Today, as more people around the world aspire to higher living standards and greater economic opportunities, they require more energy. To meet this growth in energy demand, we must continue to develop and deliver new energy supplies. Doing this well represents the greatest contribution that True North Energy can make to society.

Responsibilities to our stakeholders
We must be keenly focused on achieving our business objectives and accomplishing our mission. But, what is equally important is how we are succeeding - with integrity and commitment to open and honest dealings with all our stakeholders.

a)	Shareholders
We have a responsibility to shareholders to protect their investment, to seek a high standard of performance and to seek to obtain a long-term return that is competitive or superior to other companies in our industry.

b)	Employees
We have a responsibility to respect the rights of our employees and to provide them with safe working conditions and respect in the workplace.

c)	Public, Regulators, Suppliers and Business Partners
We have a responsibility to be open and honest in the conduct of our business relationships and to expect the same from all our stakeholders, suppliers and business partners in their dealings with us. Our relationships with federal, state and local regulators, policymakers and all our other stakeholders are based on a powerful but simple premise: “No surprises.”

Our future efforts will continue to balance the needs of our shareholders, investors, employees and all our other stakeholders.

We cannot expect perfection, but we do expect good faith. We hope that you agree that the best course of action is to be honest and forthright at all times.